Incoming, Inc. S-1

Exhibit 23.1

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Incoming, Inc. on Amendment No. ___ to Form S-1 of my Report of Independent Registered Public Accounting Firm, dated February 23, 2009, on the balance sheet of Incoming, Inc. as at November 30, 2008 and 2007, and the related statements of operations, stockholders' equity , and cash flows for the year ended November 30, 2008, the period from December 22, 2006 (date of inception) through November 30, 2007, and for the period from December 22, 2006 (date of inception) through November 30, 2009.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
January 11, 2010